EXHIBIT 99.1

PETMED EXPRESS, INC.

QUARTER ENDED SEPTEMBER 30, 2009

CONFERENCE CALL TRANSCRIPT

OCTOBER 19, 2009 AT 8:30 A.M. ET

Coordinator:

Welcome to the PetMed Express, Inc. doing business as 1-800-PetMeds conference call to review the financial results for the second fiscal quarter ended on September 30, 2009. At the request of the company this conference call is being recorded. Founded in 1996 1-800-PetMeds is America’s largest pet pharmacy, delivering prescription and non-prescription pet medications and other health products for dogs, cats, and horses direct to the consumer. 1-800-PetMeds markets its products through national television, online, direct mail and print advertising campaigns which direct consumers to order by phone or on the Internet and aim to increase the recognition of the 1-800-PetMed’s brand name. 1-800-PetMeds provides an attractive alternative for obtaining pet medications in terms of convenience, price, ease of ordering and rapid home delivery. At this time I would like to turn the call over to the company’s Chief Financial Officer Mr. Bruce Rosenbloom. Thank you sir, you may begin.

Bruce Rosenbloom:

Thank you. Good morning. I’d like to welcome everybody here today. Before I turn the call over to Mendo Akdag, our President and Chief Executive Officer, I would like to remind everyone that the first portion of this conference call will be listen-only until the question and answer session which will be later in the call. Also, certain information that will be included in this press conference may include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 or the Securities and Exchange Commission that may involve a number a risks and uncertainties. These statements are based on our beliefs as well as assumptions we have used based upon information currently available to us. Because these statements reflect our current views concerning future events, these statements involve risks, uncertainties and assumptions. Actual future results may vary significantly based on a number of factors that may cause the actual results or events to be materially different from future results, performance, or achievements expressed or implied by these statements. We have identified various risk factors associated with our operations in our most recent annual report and other filings with the Securities and Exchange Commission. Now let me introduce today’s speaker Mendo Akdag, the President and Chief Executive Officer of 1-800-PetMeds. Mendo.

Mendo Akdag:

Thank you, Bruce. Welcome everyone, thank you for joining us. Today we will review the highlights of our financial results. We’ll compare our second fiscal quarter and six months ended on September 30, 2009 to last year’s quarter and six months ended on September 30, 2008. For the second fiscal quarter ended on September 30, 2009 sales were $62.4 million compared to sales of $59.6 million for the same period the prior year, an increase of 5%. For the six months ended on September 30, 2009 sales were $139.6 million compared to $127.9 million for the six months the prior year, an increase of 9%. The increase was due to increased reorders offset by decreased new orders for the quarter.

For the second fiscal quarter, net income was $6.3 million, or $0.28 cents diluted per share compared to $5.8 million, or $0.25 cents diluted per share for the same quarter the prior year, an increase to earnings per share of 12%. For the six months net income was $14.3 million, or $0.63 cents diluted per share compared to $12.4 million, or $0.53 cents diluted per share a year ago, an increase to earnings per share of 20%.

Reorder sales increased by 11% to $45.8 million for the quarter compared to reorder sales of $41.4 million for the same quarter the prior year. For the six months the reorder sales increased by 14% to $99.8 million compared to $87.6 million for the same period last year. New order sales decreased by 8% to $16.7 million for the quarter compared to $18.2 million for the same period the prior year. The decrease was mainly due to reduction in advertising spending. For the six months, the new order sales were relatively flat at $39.8 million compared to $40.3 million for the same period last year.

Exhibit 99.1 Page 1 of 7

We acquired approximately 233,000 new customers in our second fiscal quarter compared to 239,000 for the same period the prior year, and we acquired approximately 530,000 new customers in the six months compared to 506,000 for the same period a year ago. Our average order was approximately $78 for the quarter compared to $81 for the same quarter the prior year. The decline was due to some customers buying smaller quantities, for example, three packs rather than six packs, which may be due to the current economic environment. Approximately 67% of our sales were generated on our website for the quarter compared to 65% for the same period the prior year.

The seasonality in our business is due to the proportion of flea, tick, and heartworm medications in our product mix. Spring and summer are considered peak seasons with fall and winter being the off season.

For the second fiscal quarter our gross profit as a percent of sales was 37.9% compared to 38.4% for the same period a year ago. For the six months our gross profit as a percent of sales was again 37.9% compared to 38.0% for the six months a year ago. The percentage decrease for the quarter can be attributed to increases in product costs.

Our general and administrative expenses as a percent of sales were relatively flat at approximately 9.3% for the second fiscal quarter compared to 9.4% for the same quarter the prior year and the G&A expenses as a percent of sales were 8.8% for the six months compared to 8.9% for the same six months the prior year.

For the quarter we spent $7.8 million in advertising compared to $8.7 million for the same quarter the prior year, a decrease of 10%. For the six months we spent $17.6 million in advertising compared to $18.7 million a year ago, a decrease of 6%. The decreases were due to a shortage in remnant TV advertising inventory. Advertising cost of acquiring a customer for the quarter was $33 compared to $36 for the same quarter the prior year, and for the six months it was $33 compared to $37 for the same period a year ago.

Our working capital increased by $16.4 million to $71.0 million since March 31, 2009. The increase can mainly be attributed to cash flow generated from operations and reduction of long-term auction rate securities investments. We had $56.2 million in cash and temporary investments, $12.3 million in long-term auction rate securities investments, and $15.9 million in inventory with no debt as of September 30, 2009. Net cash from operations for the six months was $26.1 million compared to $18.7 million for the six months the prior year, an increase of 40%. The increase was mainly due to a decrease in inventories. Capital expenditures for the six months were approximately $339,000. We declared our first quarterly dividend of ten cents per common share during the quarter.

This ends the financial review. Operator, we are ready to take questions.

Coordinator:

Thank you. At this time, if you would like to ask a question please press star 1 on your touchtone phone. Please remember to un-mute your phone line and record your name when prompted. To withdraw your question you may press star 2 on your touchtone phone. And once again, it is star 1 on your touchtone phone if you have any questions or comments that you would like to make. One moment while we take our first question, our first question will be from Mark Miller of William Blair, your line is open.

Mark Miller:

Hi, good morning Mendo and Bruce.

Bruce Rosenbloom:

Good morning.

Mendo Akdag:

Good morning Mark.

Exhibit 99.1 Page 2 of 7

Mark Miller:

Can you elaborate on the advertising market? It looks like the issue here is inability to get that remnant space. Is it just physically not there for you or if you’ve spent more could you obtain more? Because the company has such high returns it just seems like there’d be an opportunity obviously if you could get the message out even further.

Mendo Akdag:

Sure, good question. It’s physically not there for us at the prices that we’re willing to pay and the issue is not 10%. So obviously we’ll be willing to pay an additional 10% but physically it’s not available at those prices, and the main reason for that is inventory is used by general advertisers buying in the scatter market instead of in advance. Typically large advertisers buy in advance but this year they did not and they’re buying in the scatter market and using the remnant inventory that we used to get. So the market is not as orderly as it used to be.

Mark Miller:

I mean, so based on your experience and your contacts, can you tell us how you think this evolves from here? I mean, is this going to be a continuing state for PetMed do you think, or do you see a change on the horizon?

Mendo Akdag:

We anticipate in 2010 that it will be more orderly. I think the large general advertisers will go back to buying in advance is our anticipation.

Mark Miller:

Okay, my other question and I’ll turn it over. Can you give us an update on the fulfillment upgrade on the A-frame and how that’s affecting your cost to fill? Thanks.

Mendo Akdag:

The second phase is still not complete, the first phase is complete. We’re anticipating the second phase will be complete by the end of December. We purposely held it during our peak season, to not cause any disruption. So we are going to start it back in about the first week of November.

Mark Miller:

Thanks.

Coordinator:

Thank you. Our next question will come from Mitch Bartlett of Craig-Hallum, your line is open.

Mitch Bartlett:

Great, thanks. Will you be pushing harder on other advertising channels other than the TV, over the next six months or so while you wait for the remnant to come back?

Mendo Akdag:

We maximize the advertising that works for us, that we have tested pretty much all channels and all media that’s available to us, and off-peak season, I doubt it. I don’t think that we will expand to any other media to make up the [difference]...But the first two weeks of October we were able to spend more money on TV so we’ll see if that continues.

Mitch Bartlett:

And any noise from price discounting from other retailers in the quarter? Did you witness any? Did people ask for price matching to a greater degree or anything like that?

Mendo Akdag:

The over-the-counter medications are competitive, I would say highly competitive, especially flea and tick categories are highly competitive. So, -- but I don’t think it’s any different than from prior year. I think the consumer is more frugal and more price sensitive this year and probably there’s some medication non-compliance that appears to be impacting the market.

Mitch Bartlett:

Some non-complaint medication?

Mendo Akdag:

Yes.

Mitch Bartlett:

I mean, medication from international sources or something like that?

Mendo Akdag:

No, no, no, no. I’m talking about the pet owner not complying with the medication.

Mitch Bartlett:

Okay. Okay.

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Mendo Akdag:

For example, if it’s once a month they’re stretching it to once every other month, etc.

Mitch Bartlett:

Got it. Thank you.

Mendo Akdag:

You’re welcome.

Coordinator:

Thank you. Our next question will be from Anthony Lebiedzinski of Sidoti and Company, your line is open.

Anthony Lebiedzinski:

Yes, good morning. You had mentioned that your order size dropped a bit here as some consumers are switching from six packs to the three packs now. Given that there are some signs of, some saying that the recession is now gone, is over, and there are signs of a recovery, would you anticipate that we’ll see a return of consumers buying more of those six packs next year versus the three packs?

Mendo Akdag:

We certainly hope so. I guess the time will show.

Anthony Lebiedzinski:

Okay. And as far as the - I know you guys don’t give out the percentage of your sales specifically from flea and tick, but could you just say directionally the flea and tick medication as a percent of your sales, is it still at the same as a year ago or has there been any changes on a year over year basis?

Mendo Akdag:

Yes, it is down and prescription sales are up.

Anthony Lebiedzinski:

Okay, and prescriptions generally are a higher margin for you, right?

Mendo Akdag:

That is correct, yes.

Anthony Lebiedzinski:

Okay.

Mendo Akdag:

Not on the operating income level but on the gross profit level.

Anthony Lebiedzinski:

Gotcha. Okay, all right, thank you.

Mendo Akdag:

You’re welcome.

Coordinator:

Thank you. Our next question will be from Kristine Koerber of JMP Securities, your line is open.

Kristine Koerber:

Yeah, hi, a couple of questions. First, you mentioned you expect the advertising environment to be a little more favorable for 2010, or more orderly. Why do you think that?

Mendo Akdag:

Due to the recession, general advertisers this year did not buy in advance and that causes less order in the market and they’re coming in and buying in the scatter market and using up the remnant inventory.

Kristine Koerber:

Right, but why do you see that changing as we get into early 2010?

Mendo Akdag:

Well, if you look at all businesses, they’re all suffering from the revenue part and everybody’s working on getting their revenues up, so we are anticipating that the buying in the scatter market was not favorable to them. They would have been better off buying in advance so we’re anticipating that they would go back to that, but I could be wrong.

Kristine Koerber:

Okay, and then the reorders, a little lighter than first quarter. Was that primarily due to the small - the downsizing by the consumers to smaller quantities?

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Mendo Akdag:

Yes, the transaction size was down about 4% so that’s the main reason.

Kristine Koerber:

Okay. And then just lastly, the product cost, obviously it’s been pressuring margin, is that a trend we should expect to continue?

Mendo Akdag:

Yes, I would anticipate that trend to continue and there should be some leverage on the operating expenses but currently consumers are more frugal and more price sensitive.

Kristine Koerber:

Okay, thank you.

Mendo Akdag:

You’re welcome.

Coordinator:

Thank you. And at this time I would like to remind all participants, if you do have any questions or comments that you would like to make, please remember to press star 1 on your touchtone phone. And remember to un-mute your phone line and record your name clearly when prompted, and, again, that’s star 1 if you have any questions or comments and our next question will come from Ed Woo of Wedbush, your line is open. You may ask your question.

Ed Woo:

Yeah, your payables went down a good amount this quarter. Was there anything special happening?

Mendo Akdag:

Just timing, nothing special.

Ed Woo:

And then on the G&A question, you mentioned that some of the fulfillment change that you’re doing, did that impact why SG&A went down and should we see the similar seasonal pattern in SG&A through the rest of the year?

Mendo Akdag:

I would anticipate a similar pattern. We gain about 10 basis points on G&A so it wasn’t too bad but the - it’s really not complete yet our warehouse automation so we are anticipating that will be complete by the end of December. So, we’ll see the impact in 2010.

Ed Woo:

Okay, thank you.

Mendo Akdag:

You’re welcome.

Coordinator:

Thank you, our next question will be from Mark Arnold of Piper Jaffray, your line is open.

Mark Arnold:

Good morning. A number of my questions have already been answered but maybe just - are you doing anything with your product mix to address the changes in purchasing behaviors? Things like more smaller packs, any additional skus or any new products?

Mendo Akdag:

I mean we’ve always had the smaller packs but we always pushed the consumer to buy, up-sell them, to a higher pack. So, we have not been successful this year as we did in the past. But we look at all the - we’re in the pet health business and we look at all of the products that are available out there and we’ll carry anything that there is demand for.

Mark Arnold:

And you mentioned the impact of some of these behaviors changing last quarter as well. Are you seeing any evidence of customers reordering more frequently because they’re purchasing those smaller packs? Are you seeing that yet or is that something we would expect to see in future quarters?

Mendo Akdag:

Not as much as we wanted to see and that’s why the September quarter reorder sales were a little soft. Obviously the average order size, the transaction size impacted that. We’ll see. We hope so, yes.

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Mark Arnold:

Just one more question for me. Can you maybe just comment on - given the fact that you don’t purchase a lot of your products direct from the manufacturers, what has happened to your product acquisition costs over the last few months or over the last few quarters as you’ve seen some of these purchasing behaviors change? We’ve obviously continued to see some weakness in the consumer’s willingness or ability to spend in this area. So, any comments on just your product acquisition costs and any changes you’ve observed there?

Mendo Akdag:

There’s really no change from the prior years. We’re probably buying a little bit better but manufacturers still increase their list prices once a year. That has not changed, but the consumer is more price sensitive, currently.

Mark Arnold:

And just a follow-up to that, inventory levels or inventory available for purchase for you guys to get a hold of, does that remain in some of these products at higher levels, lower levels? How should we think about that?

Mendo Akdag:

The product is available.

Mark Arnold:

Okay, thank you.

Mendo Akdag:

You’re welcome.

Coordinator:

Thank you. Our next question will be from Mark Miller of William Blair, your line is open.

Mark Miller:

Hi, follow-up to that. I know in past years manufacturers had come in and wholesalers in July offering discounts. What did you see this year? I think you had drawn down inventories a little bit in advance of that. Did you see those favorable terms or was that less available?

Mendo Akdag:

There were some favorable terms but we only take advantage of them if we think that favorable term is not going to be available in the near future. If we think it’s going to be available in the near future it doesn’t mean anything.

Mark Miller:

So...

Mendo Akdag:

We’re not going to take advantage of it as much.

Mark Miller:

So following on with that is your expectation is you’re going to see further discounts available from manufacturers?

Mendo Akdag:

We think so but having said that we could be wrong obviously, but we think that if you see an increase in our inventory that means we had buying opportunities that we don’t think is going to be available in the near future. And if you don’t that means we think it will.

Mark Miller:

Mendo, I just wanted to follow-up on your comment about the consumer being more frugal, you mentioned that a couple of times. Gross margins coming down although, you expect operating costs to come down. On the bottom line, I think your view in the past has been that this could net out still for the company to still increase operating margins, is that dynamic still in place or are you - when we roll it together with a more frugal customer does it make it harder now for you to get operating margin expansion?

Mendo Akdag:

It will be more difficult to expand the operating margin in the current environment, but 2010 is another year.

Mark Miller:

Okay.

Coordinator:

Thank you. Our next question will be from Ross Taylor of CL King, your line is open.

Exhibit 99.1 Page 6 of 7

Ross Taylor:

Hi, just two or three quick questions. You mentioned the three-pack versus six-pack ordering and you saw some of that back in your June quarter as well, but do you think there’s any chance you’ll see some catch-up in your business because people are ordering less or do you think customers are really just finding that they can get by with less, so we’re not going to see any catch-up in the future?

Mendo Akdag:

My gut feeling is that they’re going to get by with less, but I could be wrong. We always attempt to, obviously, get the next order. We keep track of their inventory and contact them when we think they’re running out, but, having said that, we are getting into now our off-peak season.

Ross Taylor:

Okay, and second question, your reorder growth rate jumps around a bit on a quarterly basis and do you think there’s any correlation there with how much you’re able to spend on advertising and marketing or are they just totally independent?

Mendo Akdag:

There probably is a correlation but it’s difficult to pinpoint the correlation. You can pinpoint a direct correlation with advertising spending and new orders but there is - I can’t say there’s a direct correlation with advertising spending and reorders, but I’m sure it helps, but it’s very difficult to pinpoint.

Ross Taylor:

Okay, that’s all I have. Thanks very much.

Coordinator:

Thank you and I will turn the call back over to Mendo Akdag, thank you sir.

Mendo Akdag:

Thank you. We will continue focusing our efforts in three areas in fiscal 2010; one, capturing additional market share; two, increasing reorders with personalized communication and health education content; and three, improving our operational efficiency and current service levels. This wraps up today’s conference call. Thank you for joining us. Operator, this ends the conference call.

Coordinator:

Thank you, we thank you for your participation today and you may all disconnect.

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